Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GRIFFON CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
GRIFFON CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
    1.    That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders thereof.
2.    The first sentence of Article FIFTH of the Certificate of Incorporation is hereby deleted and replaced with the following:
“The number of directors of the corporation shall be not less than nine (9) nor more than eleven (11) and the number to be chosen within such limits shall be determined in the manner prescribed by the by-laws of this corporation.”
3.     Article FOURTEENTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“FOURTEENTH: No person who is or was at any time a director or an officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or an officer; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article FOURTEENTH shall not eliminate or limit the liability (i) of a director or an officer for breach of the director’s or the officer’s duty of loyalty to the corporation or its stockholders, (ii) of a director or an officer for any act or omission by the director or the officer which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law, (iv) of a director or an officer for any transaction from which the director or the officer derived an improper personal benefit, (v) of any officer in any action by or in the right of the corporation, or (vi) of any director for any act or omission occurring prior to February 27, 1987 and of any officer for any act or omission occurring prior to March 11, 2025. If the Delaware General Corporation Law is subsequently amended to further eliminate or limit the liability of a director or an officer, then a director or an officer of the corporation, in

BUSINESS.32130100.3

addition to the circumstances in which a director or an officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment or repeal of this Article FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director or any officer of the corporation for or with respect to any act or omission of such director or such officer occurring prior to such amendment or repeal.”
4.    That each of the foregoing amendments were approved by the holders of the requisite number of shares of common stock of the Corporation at a meeting of the stockholders held on March 11, 2025.
5.    That said amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
6.    The effective date of the amendments shall be March 11, 2025.
* * *

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IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 11th day of March 2025.

        GRIFFON CORPORATION

By: /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President